Exhibit 14.1(i)

Spirit Code of Conduct
The Code of Conduct outlines expected behaviors for directors, officers and employees of Spirit. The success of Spirit depends on the trust that our stakeholders — customer, employees, suppliers, shareholders and the communities have in the company. Spirit will conduct its business fairly, impartially, in an ethical and proper manner, and in full compliance with applicable laws and regulations. Integrity will underlie all company relationships. We will conduct business with high ethical business standards. By following these principles we will gain trust and respect that will create long-term value.
Our aim is that Spirit be known as trustworthy in all respects. This means that all employees must:
•	Use good judgment — do not engage in activities that might create a conflict of interest for the company or themselves individually. Avoid action and circumstances that may raise questions as to the company’s honesty, impartiality or reputation, or cause embarrassment to the company.

•	Advance the company’s legitimate business interests. Employees may not use their position, authority, or non-public information for personal gain.

•	Confidentiality will be maintained for information acquired in the course of business.

•	Conduct business honestly, fairly, impartially and ethically.

•	Protect the assets of the company and assets entrusted to us.

•	Obey applicable laws, regulations and rules.

•	Promptly report any illegal or unethical conduct to management or other appropriate authorities (i.e., Ethics, Law, Security, HR or EEO).

•	Treat everyone with dignity and respect — we will deal ethically with everyone.
Every employee has the responsibility to ask questions, seek guidance and report suspected violations of the Code Ethics and Business Conduct. All policies and procedures can be accessed through Business Writings, including POL-10 (Ethical Business Conduct) and OP10-484 (Code of Ethics and Business Conduct). The Spirit Ethics Office can be reached at 316-526-3133 or toll free at 1-888-526-3133 and at the Spirit Ethics web page. Retaliation against employees who come forward to raise genuine concerns will not be tolerated.

Exhibit 14.1(ii)

Spirit Finance Code of Professional Conduct
Spirit’s Chief Executive Officer (CEO), Chief Financial Officer (CFO), Corporate Controller, and employees of the finance organization hold an important and elevated role in corporate governance in that they are uniquely capable and empowered to ensure that all stakeholders’ interests are appropriately balanced, protected, and preserved. This Finance Code of Professional Conduct provides principles which are expected to be adhered to and advocated. These principles of ethical business conduct encompass rules regarding individual and peer responsibilities, as well as responsibilities to Spirit employees, the public, and other stakeholders. The CEO, CFO, Corporate Controller, and all Finance employees are expected to abide by this Code. This Code is complementary, and does not replace responsibilities all employees have as outlined in existing Spirit Code of Conduct and Code Ethics and Business Conduct procedures. Any violations of this Code may result in disciplinary action, up to and including termination of employment.
All employees covered by the Finance Code of Professional Conduct will:
•	Act with honesty and integrity, avoiding actual or apparent conflicts of interest in personal and professional relationships.

•	Provide stakeholders with information that is accurate, full, objective, fair, relevant, timely and understandable, including information in our filings with the U.S. Securities and Exchange Commission and in other public communications.

•	Comply with rules and regulations of federal, state, provincial and local governments, and other appropriate private and public regulatory agencies.

•	Act in good faith, responsibly, with due care, competence and diligence, without misrepresenting material facts or allowing one’s independent judgment to be subordinated.

•	Respect the confidentiality of information acquired in the course of one’s work except when authorized or otherwise legally obligated to disclose.

•	Not use confidential information acquired in the course of one’s work for personal advantage.

•	Share knowledge and maintain skills important and relevant to stakeholders’ needs.

•	Proactively promote and be an example of ethical behavior as a responsible partner among peers, in the work environment and the community.

•	Exercise responsible use, control, and stewardship over all Spirit assets and resources that are employed by or entrusted to us.

•	Not coerce, manipulate, mislead, or unduly influence any authorized audit or interfere with any auditor engaged in the performance of an internal or independent audit of Spirit’s system of internal controls, financial statements, or accounting books and records.

•	Promptly report known or suspected violations of this Code in accordance with OP10-484, Code of Ethics and Business Conduct.